Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2007 Performance Incentive Plan of Giant Interactive Group Inc. of our report dated June 7, 2010 with respect to the consolidated financial statements of Giant Interactive Group Inc. and the effectiveness of internal control over financial reporting of Giant Interactive Group Inc. included in its Annual Report (Form 20-F) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.

Ernst & Young Hua Ming
Shanghai, People’s Republic of China
October 27, 2010